EXHIBIT 10.13

[EVOS LETTERHEAD]

February 7, 2008

Via E-mail to: rico.conte@evos.com

Rico Conte
Vice President
Healthy Fast Food, Inc.
1075 American Pacific – Suite C
Henderson, NV  89074

Re:           Extension of Development Schedule for Development Year 1

Dear Rico:

We are pleased to grant your request for an extension of the ending date for Development Year 1 for purposes of meeting your Development Schedule.  Currently, under our Area Representative Agreement, as amended, with you (the “Agreement”), you are required to open, operate and maintain in operation 5 EVOS® Restaurants as of the end of Development Year 1 – which is scheduled to end on May 31, 2008.  You have requested an extension of Development Year 1 until December 1, 2008, with no changes to any of the other development obligations, the Development Schedule nor the ending of any other Development Years.

As we discussed, we are willing to award the extension on the condition that you pay us a nonrefundable $140,000 (the “Extension Payment”) on or before March 1st, 2008 (the “Extension Date”) and reimburse our legal fees for handling this.  The Extension Payment simply takes the place of the deferral of such amount by virtue of Section 11(a) of the Agreement.  If we receive the Extension Payment in full on or before the Extension Date, then the Agreement will be automatically modified as follows:

(a)	Development Year 1 will end on December 1, 2008.

(b)   Development Year 2 will begin on December 2, 2008 and end on its already scheduled ending date of May 31, 2009, with no change in the related Development Schedule.

(c)	The remainder of the Development Schedule will be unchanged.

(d)   We will no longer retain the full Initial Franchise Fees for the 1st 8 Franchises sold in the Territory.  You will be compensated your portion of the Initial Franchise Fee for such 8 Franchises otherwise in accordance with the Agreement.  Likewise, if we do not receive the extension Payment on or before our close of business on March 1st, 2008, then the Agreement will continue as is with no changes.

Since we are granting the extension at your request, on acceptable conditions, you agree to reimburse us for our legal fees incurred in connection with doing so.  Payment is due on receipt of our invoice.

When fully signed by you and us, this letter amends the Agreement.  Terms not otherwise defined in this letter have the meanings referenced in the Agreement.

To signify your agreement to the foregoing, please date and sign 2 counterparts and return them to us.  We will sign them and return 1 to you.  Electronic signatures (by facsimile or e-mail) will be sufficient to bind the parties.

Healthfully,

/s/ Michael

Michael Jeffers
  Co-Founder

Cc:	Alkis Crassas

We acknowledge and agree to the foregoing:

HEALTHY FAST FOOD, INC.	EVOS USA, INC.

/s/ Ulderico Conte	/s/ Michael Jeffers
Print Name: Ulderico Conte	Print Name: Michael Jeffers
Title: Vice President	Title: Vice President
Date: 2/8/08	Date: 2/8/08